Joint Filing Agreement

                The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

                This Agreement may be executed counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Date: August 27, 2007	THE BLACK DIAMOND FUND, LLLP

	By:	/s/Adam Altholtz

	Name:	Adam Altholtz

	Title:	Trustee of the General Partner of the General Partner
Date: August 27, 2007	WEALTH STRATEGY PARTNERS, LLP

	By:	/s/Adam Altholtz

	Name:	Adam Altholtz

	Title:	Trustee of General Partner
Date: August 27, 2007	MELANIE S. ALTHOLTZ IRREVOCABLE TRUST

	By:	/s/Adam Altholtz

	Name:	Adam Altholtz

	Title:	Trustee

Date: August 27, 2007	PHILLY FINANCIAL, LLC

	By:	/s/ Brandon Goulding

	Name:	Brandon Goulding

	Title:	Manager
Date: August 27, 2007	ADAM ALTHOLTZ

	By:	/s/Adam Altholtz

Date: August 27, 2007	BRANDON GOULDING

	By:	/s/ Brandon Goulding